EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-150260, 333-142628, 333-135029, 333-125208, 333-121612, 333-115759, 333-110103, 333-108658, 333-105814, 333-102587, 333-64444, 333-64432, 333-60966, 333-51388, 333-42852, 333-38710, 333-37180, 333-92855, 333-73009, 333-52331, 333-37585, 333-185115, 333-190413; and Form S-8 Nos. 333-176681, 333-160312, 333-160705, 333-164014, 333-134566, 333-119833, 333-106427, 333-54246, 333-30345) of Spectrum Pharmaceuticals, Inc. and in the related Prospectuses of our reports dated March 12, 2014, with respect to the consolidated financial statements and schedule of Spectrum Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Spectrum Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Irvine, California

March 12, 2014